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                                                   EXHIBIT 4.1








                   SECOND AMENDED AND RESTATED


               LIMITED LIABILITY COMPANY AGREEMENT


                               OF


                       MIStS ISSUER L.L.C.


                 DATED AS OF SEPTEMBER 29, 1997












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                   SECOND AMENDED AND RESTATED
             LIMITED LIABILITY COMPANY AGREEMENT OF
                       MIStS ISSUER L.L.C.

          This Second Amended and Restated Limited Liability Company Agreement of MIStS Issuer L.L.C. (the "Company") is made as of September 29, 1997, among the Trustee (as defined below), EEX Capital Inc., a Delaware corporation ("EEX Capital"), and UBS Securities LLC, a Delaware limited liability company ("UBS") acting as placement agent (the "Placement Agent") for the holders of the Preferred Securities (as defined herein).

                            Recitals

          A. As of August 1, 1995, EEX Capital L.L.C., a Delaware limited liability company ("EEX LLC"), and Enserch Preferred Capital, Inc., a Delaware Corporation ("Enserch Preferred"), formed the Company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time (the "Delaware Act"), by filing a Certificate of Formation with the office of the Secretary of State of the State of Delaware on August 1, 1995 and entering into a Limited Liability Company Agreement dated as of August 1, 1995 (the "Original L.L.C. Agreement").

          B. As of August 4, 1995, EEX LLC and Enserch Preferred admitted Wilmington Trust Company, not in its individual capacity, but solely as trustee (in such capacity as trustee, together with any successors in such capacity, the "Trustee") of the MIStS Issuer Trust I (the "Trust"), as a preferred member.

          C. In connection with the admission of the Trustee as a preferred member, EEX LLC, Enserch Preferred and the Trustee amended and restated the Original L.L.C. Agreement in its entirety, dated as of August 4, 1995, (the "Amended and Restated L.L.C. Agreement").

          D.    EEX  LLC  and Enserch Preferred have merged  with
Enserch  Preferred being the surviving corporation,  renamed  EEX
Capital.

          E. EEX Capital and the Trustee desire to admit UBS to the Company as a Preferred Member and UBS desires to become a Preferred Member of the Company, subject to the terms and conditions set forth herein.

          F. EEX Capital, UBS and the Trustee desire to cause the Company to redeem the Company's mandatorily redeemable securities outstanding on the Closing Date issued August 4, 1995 (the "MIStS Securities") and terminate the Trustee's membership in the Company.

          G. EEX Capital, the Trustee and UBS desire to continue the Company as a limited liability company under the Delaware Act and to amend and restate the Amended and Restated
L.L.C. Agreement in its entirety.

          H. Now, therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                            ARTICLE I.
                          DEFINED TERMS

SECTION 1.1    DEFINITIONS.

          The terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified and all terms defined in this Agreement in the singular have the same meanings when used in the plural and vice versa.

          "Additional Costs" shall have the meaning set forth in the Subscription Agreement.

          "Additional Dividends" shall have the meaning set forth in Section 9.1(e) of this Agreement.

          "Adjusted  Capital  Account"  shall  mean  the  Capital
Account established for a Member, as the same is adjusted pursuant to Section 4.5 of this Agreement or is otherwise specially computed to reflect the adjustments required or permitted by the Treasury Regulations under Section 704(b) of the Code to be taken into account in applying the second sentence of section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

          "Affiliate" shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than 50% of the outstanding capital stock or other equity interests having ordinary voting power.

          "Agreement" shall mean this Second Amended and Restated
Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time.

          "Asset Coverage Ratio" shall mean, as of any day, the ratio of (i) the outstanding principal amount of the EEX Capital Subordinated Note to (ii) the product of the Liquidation Preference and the number of then issued and outstanding shares of Preferred Interests.

          "Business  Day"  shall  mean  any  day  other  than   a
Saturday, a Sunday, a federal holiday or any day on which dealings in U.S. dollar deposits are not carried out in the London interbank market.

          "Capital  Account" shall have the meaning set forth  in
Section 4.5.

          "Capital Lease Obligations" means, with respect to EEX or any Subsidiary of EEX, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof.

          "Certificate of Designations" shall mean the certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions thereof, filed with the Secretary of State of the State of Delaware on September 29, 1997, relating to the Preferred Stock.

          "Certificate of Formation" shall mean the Certificate of Formation of the Company, filed with the office of the secretary of state of the State of Delaware by EEX LLC on August 1, 1995, and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the secretary of state of the State of Delaware pursuant to the Delaware Act.

          "Change of Control" shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of the Securities Act of 1934, as amended) of 35% or more of the outstanding shares of voting stock of EEX.

          "Change of Control Offer" shall have the meaning set forth in Section 9.4(c) below.

          "Change of Control Payment" shall have the meaning set forth in Section 9.4(c) below.

          "Change of Control Payment Date" shall have the meaning set forth in Section 9.4(c).

          "Closing Date" shall mean September 29, 1996.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (Section) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

          "Collection  Account"  shall  mean  the  MIStS   Issuer
Collection Account created pursuant to Section 4.10 of this Agreement.

          "Common Member" shall mean EEX Capital.

          "Common  Securities" shall mean the  Interests  in  the
Company   which   represent  common  limited  liability   company
interests in the Company and are described in Section 7.1(e) of this Agreement.

          "Debt" shall mean for EEX and its Subsidiaries (except the Company and EEX Capital) the sum of the following (without duplication): (i) all obligations for borrowed money or evidenced by bonds, debentures, mandatorily redeemable preferred stock with maturities before the Revolving Credit Termination Date (as defined in the EEX Credit Agreement), notes or other similar instruments (excluding interest, fees and charges); (ii) all obligations in respect of bankers' acceptances, unreimbursed drawings on letters of credit, surety or other bonds; (iii) all Capital Lease Obligations; (iv) all Operating Lease Obligations;
(v) all financial guaranties in respect of Indebtedness of unconsolidated Affiliates and unrelated Persons; (vi) all obligations secured by a Lien on any asset, whether or not such Indebtedness is assumed, but excluding obligations secured by Liens permitted by Sections 9.02(c), (e), (f), (h), (i), (j), (k) and (l) of the EEX Credit Agreement; (vii) all production payments in connection with oil and gas properties; and (viii) all Indebtedness of Special Entities (as defined in the EEX Credit Agreement) to the extent the Company is liable for such Indebtedness under GAAP or such Indebtedness is reflected on the consolidated balance sheet of EEX or any Subsidiary; provided, however, such term shall not include Permitted Subordinated Debt.

          "Distribution"  shall  mean  any  Dividend,  Additional
Dividend, Liquidation Dividend or other payments, property and distributions received by a Member from assets of the Company in respect of its status as a member of the Company.

          "Dividend" shall mean, with respect to the Preferred Interests, any distribution due on account of yield on the Preferred Interests under Section 9.1(c), Section 9.1(d) or
Section 9.1(e); and with respect to the Common Securities, any amount allocated to the Common Member in excess of the amount of its initial contribution under Section 4.1 of this Agreement plus any subsequent contributions under Section 4.2 of this Agreement.

          "Dividend  Payment Date" shall mean the  last  Business
Day of each March, June, September and December in each year, the first of which shall be December 31, 1997.

          "Dividend Period" shall mean the period from, and including, the Closing Date to, but not including, the first Dividend Date and thereafter, each period from, and including, the preceding Dividend Payment Date to, but not including the next Dividend Payment Date.

          "Dollar"  or "$" shall mean lawful money of the  United
States of America.

          "EEX" shall mean Enserch Exploration, Inc., a Texas corporation.

          "EEX   Capital  Subordinated  Note"  shall   mean   the
subordinated promissory note made by EEX Capital in favor of the Company, reevidencing $75.0 million of Indebtedness, dated as of September 29, 1997.

          "EEX Capital Subordination Agreement" shall mean the subordination agreement dated as of September 29, 1997 issued by the Company in favor of the administrative agent and the lenders under the EEX Credit Agreement and subordinating the EEX Capital Subordinated Note and the Guaranty Agreement to the "Superior Indebtedness (as defined in such Subordination Agreement)

          "EEX Capital Voting Rights Trigger Event" shall have the meaning ascribed to "Voting Rights Trigger Event" in the Certificate of Designations.

          "EEX Credit Agreement" shall mean that certain Credit Agreement, dated as of May 1, 1995, among EEX, as borrower, The Chase Manhattan Bank, as Administrative Agent, and the lenders signatory thereto, as amended by First Amendment, dated September 19, 1996, and Second Amendment, dated June 27, 1997, and as modified by that certain letter from EEX to the Administrative Agent and in effect on the Closing Date together with such amendments thereto as may be both adopted in accordance therewith and consented to by the Majority Holders.

          "EEX LLC" shall mean EEX Capital L.L.C., a Delaware limited liability company that was merged with and into EEX
Preferred pursuant to the Merger, with EEX Preferred being the surviving corporation and renamed EEX Capital Inc.

          "EEX Preferred" shall mean EEX Preferred Capital Inc., a Delaware corporation now known as EEX Capital Inc., into which EEX LLC was merged pursuant to the Merger.

          "EEX Subordinated Note" shall mean the subordinated promissory note made by EEX in favor of EEX Capital, reevidencing
$150.0 million of Indebtedness, dated as of September 29, 1997.

          "EEX Subordination Agreement" shall mean the subordination agreement dated as of September 29, 1997 issued by EEX Capital in favor of the administrative agent and the lenders under the EEX Credit Agreement and subordinating the EEX Subordinated Note to the "Superior Indebtedness" (as defined in such Subordination Agreement).

          "Engagement Letter" shall mean that certain engagement letter agreement by and among UBS, EEX, EEX Preferred, EEX LLC and the Company, dated as of September 24, 1997, as modified by letter agreement dated September 29, 1997.

          "Event of Default" shall mean (i) an "Event of Default" as defined in the EEX Credit Agreement as in effect on the date hereof (ii) failure by the Company to pay any scheduled Dividend on the Preferred Securities within 30 days after the same is due,
(iii) the failure by the Company to cause either the merger of the Company with and into EEX Capital or to cause the redemption of all of the Preferred Interests and the Preferred Stock on the Required Merger Date, (iv) failure to make any Change of Control redemption within the time periods specified above in Section 9.4 hereof, (v) the occurrence of Prohibited Issuance, (vi) the occurrence of an EEX Capital Voting Rights Trigger Event, (vii) breach of any other provisions of this Agreement or of the other Transaction Documents, in each case as in effect on the date hereof or as subsequently modified with the consent of a majority in aggregate Liquidation Preference of the Holders of the Preferred Securities which is not cured within 60 days (except that breach of the covenants described in Sections 12.1 and 13.1 of the Subscription Agreement shall not be entitled to any such cure period) and (viii) any representation or warranty on the part of EEX or any Subsidiary of EEX in any Transaction Document shall prove to have been false or misleading in any material respect when made, deemed made, or furnished.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fee   Letter"  shall  mean  that  certain  fee  letter
agreement from and EEX, EEX Capital (as successor in interest to EEX Preferred and EEX LLC) and the Company to UBS, dated as of September 24, 1997.

          "GAAP"   shall   mean  generally  accepted   accounting
principles in the United States of America in effect from time to time.

          "Guaranty Agreement" shall mean that certain Amended and Restated Guaranty Agreement, dated as of September 29, 1997, issued by EEX in favor of the Company guaranteeing the obligations of EEX Capital to the Company under the EEX Capital Subordinated Note, as the same may be further amended, modified or supplemented from time to time with the consent of the Majority Holders.

          "Holder" shall mean the record holder of one or more shares of Preferred Interests, as shown on the books and records of the Company.

          "Indebtedness" of a Person shall mean such Person's (i) obligations for borrowed money, whether or not evidenced by a bond, note or similar instrument, (ii) obligations representing the deferred purchase price of property other than accounts on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptance, or other instruments, (v) Capital Lease Obligations,
(vi) obligations for which such Person is obligated pursuant to a Guarantee or pursuant to a letter of credit, (vii) Hedging Obligations, and (viii) Mandatorily Redeemable Obligations.

          "Indemnified Parties" shall mean each Preferred Member and each of their Affiliates and each of their and the Common
Members' officers, directors, employees, representatives, agents, attorneys, accountants and experts.

          "Interest" shall mean a limited liability company interest in the Company, including the right of the holder thereof to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of a Member to comply with all of the terms and provisions of this Agreement.

          "Investment Company Event" shall mean (a) either (i) a change in any applicable United States law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations)) shall have occurred after September 29, 1997, or
(ii) a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such change is made known) shall have occurred after September 29, 1997, and (b) that the Company or EEX Capital shall have received an opinion of nationally recognized independent legal counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that, as a result of such change, there exists more than an insubstantial risk that the Company is or will be considered an "investment company" which is required to be registered under the 1940 Act.

          "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

          "Liquidation Dividend" shall mean, for each issued and outstanding share of the Preferred Interests, an amount equal to the Liquidation Preference plus its pro rata share of any and all other payments out of the assets of the Company upon either voluntary or involuntary liquidation, dissolution or winding up of the Company made in accordance with the terms of Section 14.3 and 14.4 of this Agreement.

          "Liquidation Preference" shall mean, with respect to each share of the (i) Preferred Interests, $1,000.00, as set forth in Section 7.1(b) of this Agreement and (ii) Preferred
Stock, $1,000.00, as the case may be.

          "LP  Act"  shall  mean  the  Delaware  Revised  Uniform
Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended from time to time.

          "Majority   Holders"  means  a  majority  in  aggregate
Liquidation   Preference  of  the  Holders   of   the   Preferred
Securities.

          "Mandatorily Redeemable Obligation" shall mean, with respect to any Person, an obligation of such Person or any of its Subsidiaries to the extent that it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any Person other than such Person or such Subsidiary, or (c) upon the occurrence of a condition not solely within the control of such Person or such Subsidiary, such as a redemption required to be made out of future earnings.

          "Member" shall mean any Person that holds an Interest in the Company and is admitted as a member of the Company pursuant to the provisions of this Agreement, in its capacity as a member of the Company. For purposes of the Delaware Act, the Common Member and the Preferred Members shall constitute separate classes of Members.

          "Merger" shall mean the merger of EEX LLC with and into Enserch Preferred on September 26, 1997, with Enserch Preferred being the surviving corporation and renamed EEX Capital Inc.

          "Merger Notice" shall mean a notice issued by UBS in accordance with the letter agreement dated September 29, 1997, requiring the Company to merge with and into EEX Capital, with EEX Capital being the surviving corporation.

          "Net Income" and "Net Loss," respectively, for any Dividend Period, shall mean the income and loss, respectively, of the Company for such Dividend Period as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any tax-exempt income and any expenditures of the Company which are described in
Section 705(a)(2)(B) of the Code (or treated as so described under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations); provided, however, that any item allocated under Section 4.7 shall  be  excluded from the computation of Net  Income  and  Net
Loss.

          "Notes" shall mean the EEX Capital Subordinated Note and any and all promissory notes that may be issued from time to time by any Common Member evidencing loans to such Common Member from the Company of substantially all the proceeds of the
issuance   of   the  Common  Securities  or  any  other   capital
contributions.

          "Notice of Dissolution" shall mean any notice of dissolution of the Company given pursuant to Section 14.2 of this Agreement.

          "Notice of Redemption" shall have the meaning set forth in Section 9.4(d)(i) of this Agreement.

          "Obligations" means any principal, interest, penalties, fees (including, but not limited to, reasonable fees and expenses of counsel), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing and Indebtedness.

          "Operating Lease Obligations" shall mean, as to the Company or any Subsidiary, the obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are not required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person and, for purposes of this Agreement, the amount of such obligations shall be the discounted present value of the lease payments, discounted in the same manner a capital lease would be discounted according to GAAP.

          "Paying Agent" shall mean the Transfer Agent until such time, if any, as an additional or other Paying Agent is appointed.

          "Permitted Subordinated Debt" shall mean Debt of EEX or a Subsidiary Owing to EEX or another Subsidiary subordinated to the "Superior Indebtedness" (as defined in the Subordination Agreements) on terms substantially similar to the terms set forth in the Subordination Agreements.

          "Person" shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

          "Preferred Certificate" shall mean any certificate, in substantially the form of Exhibit A to this Agreement, evidencing the Preferred Interests.

          "Preferred Interests" shall mean the $75,000,000 in aggregate Liquidation Preference of Interests which represent preferred limited liability company interests in the Company and are described in Section 7.1(b) of this Agreement.

          "Preferred Member" shall mean UBS and any other Person who becomes a holder of any of the Preferred Interests under
Section 2.7 of this Agreement; and "Preferred Members" shall mean all such Persons.

          "Preferred   Securities"  shall  mean   the   Preferred
Interests and the Preferred Stock.

          "Preferred  Stock"  shall mean the Class  A  Cumulative
Perpetual Increasing Dividend Preferred Stock of EEX Capital.

          "Prohibited Issuance" shall mean issuance by EEX, EEX Capital, the Company or any of their respective Subsidiaries of subordinated debt or equity securities in violation of the provisions under Article V of the Subscription Agreement, the proceeds of which are not used to fully redeem the Preferred Securities.

          "Redemption Price" shall mean, with respect to each issued and outstanding share of the Preferred Interests, a cash redemption price equal to (i) the Liquidation Preference plus accumulated and unpaid Dividends (whether or not earned or declared), including such share's pro rata amount of all
Additional Dividends, to the date fixed for redemption of such share and (ii) Additional Costs.

          "Required  Merger Date" shall mean the  first  Dividend
Payment Date occurring at least thirteen (13) Business Days after receipt by the Company of a Merger Notice.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Senior Debt" shall mean the principal (whether denominated as principal, monthly rental or other notional quantity), premium, if any, and unpaid interest on, and any reasonable fees or costs related to, (a) and Debt of EEX and its Subsidiaries (other than the Company and EEX Capital), whether outstanding on the date hereof or hereafter created, which is incurred, assumed, or guaranteed in compliance with the EEX Credit Agreement, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the Capital Subordinated Note and Guaranty Agreement, and (b) renewals, extensions, modification and refundings of any such Debt. For the avoidance of doubt, Debt which is created, incurred, assumed, or guaranteed in violation of terms of the EEX Credit Agreement shall not constitute Senior Debt, and Debt which is created, incurred, assumed, or guaranteed in compliance with the terms of the EEX Credit Agreement Debt shall at all times constitute Senior Debt, notwithstanding any event or circumstance which may subsequently occur which would constitute the creation, incurrence, assumption or guarantee of such Debt at such time a violation of the EEX Credit Agreement.

          "Stock Registration Rights Agreement" means the stock registration rights agreement, dated as of September 29, 1977, between EEX Capital and the Placement Agent on behalf of the holders of the Preferred Stock pursuant to which the Preferred Stock is required to be registered for public sale.

          "Subordinated Notes" shall mean, collectively, the  EEX
Capital Subordinated Note and the EEX Subordinated Note.

          "Subordination Agreements" shall mean, collectively, the EEX Capital Subordination Agreement and the EEX Subordination
Agreement.

          "Subscription Agreement" shall mean the Preferred Interest and Preferred Stock Subscription Agreement, dated as of September 29, 1997, among EEX, EEX Capital, the Company and UBS as Placement Agent for the Holders of the Preferred Securities.

          "Tax Event" shall mean (a) either (i) a change in any applicable United States law or regulation or in the
interpretation  thereof  (including  but  not  limited   to   the
enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or (ii) a change in the official position or the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such change is made known)) shall have occurred after September 29, 1997, and (b) that the Company or EEX Capital shall have received an opinion of nationally recognized independent legal counsel experienced in such matters that, as a result of such change, there exists more than an insubstantial risk that (i) the Company will be subject to federal income tax with respect to the interest received on the EEX Capital Subordinated Note, (ii) EEX Capital (or EEX on a consolidated basis) will be precluded from deducting the interest paid on the EEX Capital Subordinated Note for federal income tax purposes, or (iii) the Company will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          "Tax Matters Partner" shall mean EEX Capital designated as such in Section 11.1(b) of this Agreement.

          "Third-Party Creditors" shall have the meaning-set forth in Section 13.1 of this Agreement.

          "Transaction Documents" shall mean the Subscription Agreement, this Agreement, the Certificate of Designations, the Preferred Stock, the Preferred Interests, the Engagement Letter, the Fee Letter, the Stock Registration Rights Agreement, the Subordinated Notes, the Guaranty Agreement, and the Subordination Agreements.

          "Transfer Agent" shall mean the entity designated from time to time by the Company to act as the registrar and transfer agent for the Preferred Interests.

          "Treasury Regulations" shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code. All references herein to sections of the Treasury Regulations shall included any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

          "Voting Rights Trigger Event" shall have the meaning set forth in Section 8.1(b) below.

SECTION 1.2.    HEADINGS.

          The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                           ARTICLE II.
   CONTINUATION AND TERM; ADMISSION AND RESIGNATION OF MEMBERS

SECTION 2.1.    HISTORY AND CONTINUATION.

          (a) The Company has been formed as a Delaware limited liability company by the filing of the Certificate of Formation under and pursuant to the Act. The initial Members were EEX LLC and Enserch Preferred, each owning 99.9% and 0.1%, respectively, of the total common Interests in the Company. On August 4, 1995, EEX LLC, Enserch Preferred and the Trustee (i) amended and restated the Original L.L.C. Agreement, effective as of August 4, 1995, as the Amended and Restated L.L.C. Agreement (ii) continued the Company as a limited liability company under and pursuant to the provisions of the Delaware Act, (iii) agreed that the rights, duties and liabilities of the Members were to be as provided in the Delaware Act, except as otherwise provided therein and (iv) admitted the Trustee as a member of the Company. EEX LLC and Enserch Preferred each owned 99.9% and 0.1%, respectively, of the total common Interests in the Company. On September 26, 1997, EEX LLC and Enserch Preferred merged, with Enserch Preferred being the surviving corporation, renamed "EEX Capital Inc." EEX Capital, the Trustee and UBS hereby (i) amend and restate the Amended and Restated L.L.C. Agreement in its entirety, effective as of September 29, 1997, (ii) continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act, except as otherwise provided herein, (iii) admit UBS as a member of the Company, (iv) cause the Company to redeem the MIStS Securities and terminate the Trustee's membership in the Company and (v) agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein. EEX Capital owns 100% of the total common Interests in the Company. EEX Capital, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any and all amendments to or restatements of the Certificate of Formation, as may be required by the Delaware Act.

          (b) The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as provided herein.

          (c) Upon execution of this Agreement by the Trustee, EEX Capital and UBS, and the receipt by the Trustee of all amounts due for the redemption of the MIStS Securities held by the Trustee, UBS shall be admitted to the Company as a Member and it and the remaining Members shall continue the Company without dissolution.

          (d) Notwithstanding any other provision of this Agreement to the contrary, upon the Trustee's execution of this Agreement and the payment of all amounts due for the redemption of the MIStS Securities held by the Trustee, the Trustee shall have no further rights, duties or obligations hereunder under this Agreement.

SECTION 2.2.    NAME.

          The name of the Company heretofore formed and hereby continued is MIStS Issuer L.L.C. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by EEX Capital.

SECTION 2.3.    TERM.

          The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall be perpetual.

SECTION 2.4.    REGISTERED AGENT AND OFFICE.

          The Company's registered agent, manager and office in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, EEX Capital may designate another registered agent and/or registered office. The name and business address of each Member is set forth in Section 15.7 of this Agreement.

SECTION 2.5.    PRINCIPAL PLACE OF BUSINESS.

          The principal place of business of the Company shall be at The Corporation Trust Company, 1209 Orange Street, Wilmington,
New Castle County, Delaware 19801. EEX Capital may change the location of the Company's principal place of business.

SECTION 2.6.    QUALIFICATION IN OTHER JURISDICTIONS.

          EEX Capital shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company conducts business and in which such qualification, formation or registration is required by law or deemed advisable by EEX Capital. EEX Capital, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

SECTION 2.7.    ASSIGNMENT OF COMMON SECURITIES.

          No Member may sell, assign, convey, give, exchange or otherwise dispose of its Common Securities without the prior consent of UBS, which consent may be given or withheld in its sole discretion. Except as provided in the foregoing proviso, any attempted disposition of any Common Securities shall be null and void ab initio.

SECTION 2.8.    ASSIGNMENT OF PREFERRED INTERESTS.

          UBS and its successors and assigns may, subject to the Securities Act and State securities laws, sell, assign, convey, give, exchange or otherwise dispose of its Preferred Interests without the prior consent of the other Members.

SECTION 2.9.    MERGER, CONSOLIDATION, ETC. OF THE COMPANY.

          The Company may not consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person; provided, however, if UBS delivers a Merger Notice, then either (i) the Company and EEX Capital shall merge, with EEX Capital being the surviving corporation or (ii) redeem all of the Preferred Interest contemporaneous with the redemption by EEX Capital of the Preferred Stock such that no Event or Default will result from the failure to so merge or redeem.

SECTION 2.10   SUBORDINATION.

          (a) The Company, for itself, its successors and assigns, covenants and agrees, and each Holder of the Preferred Interests, by its acceptance thereof, likewise covenants and agrees, that payment by EEX of the principal of and premium, if any, and interest on the EEX Capital Subordinated Note and payment by EEX in respect of the Guaranty Agreement, and any fees or costs related to either thereof, is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Debt. The provisions of this Section 2.10 are made for the benefit of all holder of Senior Debt and any such holder may proceed to enforce such provisions.

          (b) During such time as any Senior Debt remains unpaid and an Event of Default (under and as defined in the EEX Credit Agreement) exists and is continuing, the Company will not ask for, demand, sue for, take, receive or accept from EEX, by set-off or in any other manner, any payment or distribution on account of the EEX Capital Subordinated Note or the Guaranty Agreement, or present any instrument evidencing the EEX Subordinated Note or the Guaranty Agreement for payment (other than such presentment as may be necessary to prevent discharge of EEX or other liable parties on such instrument).

          (c) In the event that the Company shall receive any payment or distribution on account of the EEX Capital Subordinated Note or the Guaranty Agreement which the Company is not entitled to receive under the provisions of this Section 2.10, the Company will hold any such amount so received in trust for the holders of the Senior Debt and will forthwith turn over such payment to any court of competent jurisdiction in the form received by the Company (together with any necessary endorsement) to be applied ratably to Senior Debt.

                            ARTICLE III.
                PURPOSE AND POWERS OF THE COMPANY

SECTION 3.1.    PURPOSE AND POWERS.

          The purposes of the Company are (i) to issue Interests and to receive payments on the existing EEX Capital Subordinated Note and to use all of the proceeds from either thereof to redeem the MIStS Securities, (ii) to amend, hold and receive payments on the EEX Capital Subordinated Note, (iii) to pursue remedies under the EEX Capital Subordinated Note, (iv) to hold the Guaranty Agreement and, except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings, and to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes of the Company as set forth herein. The Company may not conduct any other business or operations except as contemplated by the preceding sentence. The Company may not: (a) incur, create, assume or suffer to exist any Indebtedness (other than subordinated indebtedness owning to affiliates of up to $5.0 million in aggregate principal amount for both EEX Capital and the Company, taken as a whole), (b) create, incur, assume or permit to exist any lien or security interest on any of its properties (now owned or hereafter acquired), (c) sell, lease, abandon or otherwise dispose of any of its property, (d) sell or otherwise discount the EEX Capital Subordinated Note, or (e) excepted as contemplated by Sections 4.2 or 4.3, sell or issue any other Interests (or create any new series of Interests).

                            ARTICLE IV.
              CAPITAL CONTRIBUTIONS AND ALLOCATIONS

SECTION 4.1.   AMOUNT AND FORM OF INITIAL CONTRIBUTION.

          EEX LLC, as predecessor in interest to EEX Capital, has heretofore contributed the amount of $4,640,000, in cash, and EEX Capital (formerly known as Enserch Preferred) has heretofore contributed the amount of $4,640, in cash, and no other property has been contributed to the Company. EEX Capital holds 100% of the Common Securities in the Company.

           The Trustee has heretofore contributed the amount of $150,000,000, in cash. Immediately prior to the execution of this Agreement, the Trustee held 100% of the MIStS Securities in the
Company. Upon the initial contribution of UBS and as of the effectiveness of this Agreement, the Company redeemed 100% of the MIStS Securities and, pursuant to Section 2.1 (c), the Trustee resigned as a member of the Company.

          The initial contribution of UBS to the Company shall be
cash  in  an amount not less than $75,000,000.  Upon the  initial
contribution  of  UBS  and  as  of  the  effectiveness  of   this
Agreement, UBS shall hold 100% of the Preferred Interests.

SECTION 4.2.    ADDITIONAL CONTRIBUTIONS BY THE COMMON MEMBERS.

          The Common Member shall make such additional contributions to the Company, either in connection with the purchase of Common Securities or otherwise, so as to cause its Interests to be entitled to at least 3% of all interests in the capital, income, gain, loss, deduction and credit of the Company at all times.

          The Common Member may make additional contributions to the Company from time to time in its sole discretion. In addition, all expenses and losses incurred by the Company shall, as more fully set forth in Article XII, be paid by the Common Member when due and such payments shall constitute additional contributions of the Common Member.

SECTION 4.3.    ADDITIONAL CONTRIBUTIONS BY PREFERRED MEMBERS.

          The Preferred Members shall make the initial contribution to the Company in accordance with the applicable terms of Section 4.1 and Section 7.1 of this Agreement. Each
Preferred Member, in its capacity as a Member of the Company, shall not be required to make any additional contributions to the Company and shall have no additional liability solely by reason of being a Preferred Member in excess of its share of the Company's assets and undistributed profits.

SECTION 4.4.   INVESTMENT OF CAPITAL CONTRIBUTIONS.

          The Company shall invest all of the proceeds from the issuance of the Preferred Interests and all sums received in payment of the existing EEX Capital Subordinated Note to redeem the MIStS Securities and amend the EEX Capital Subordinated Notes.

SECTION 4.5.    CAPITAL ACCOUNTS.

          An individual capital account (each a "Capital Account" and collectively, the "Capital Accounts") shall be established and maintained on the books of the Company for each Member in compliance with Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Capital Account will be increased by the amount of the capital contributions made by, and the Net Income allocated to, such Member, and reduced by the amount of Distributions made by the Company, and Net Losses allocated to such Member. In addition, a Member's Capital Account shall be increased or decreased, as the case may be, for any items specially allocated to such Member under Section 4.7 of this Agreement, and the Common Member's Capital Account shall be increased to the extent that the Common Member pays any costs or expenses of the Company directly out of the Common Member's own funds.

SECTION 4.6.    GENERAL ALLOCATIONS.

          After giving effect to the special allocations set forth in Section 4.7 of this Agreement:

     (a)  Net Income.  The Company's Net Income for each Dividend
Period shall be allocated, as of the close of business for such Dividend Period, as follows:

     (i)  First,  pro rata, to the Adjusted Capital Account
of each Preferred Member, in accordance with the percentage equal to the number of shares of Preferred Interests held by such Preferred Member over the total number of issued and outstanding shares of Preferred Interests, an amount equal to the excess of
(x) the amount of all Dividends (including Additional Dividends) accrued on the Preferred Interests from the issuance of the Preferred Interests through the close of business for such Dividend Period, over (y) the amount of Net Income allocated to the Preferred Members in respect of the Preferred Interests pursuant to this Section 4.6(a)(i) (and amounts, if any, allocated pursuant to Section 4.7(c) of this Agreement) for all prior Dividend Periods.

     (ii) Second, pro rata, to the Adjusted Capital Account of each Preferred Member, in accordance with the percentage equal to the number of shares of Preferred Interests held by such Preferred Member over the total number of issued and outstanding shares of Preferred Interests, an amount equal to the excess of
(x) the amount of all Net Losses allocated to the Preferred Members from the date of issuance of the Preferred Interests through the close of business for such Dividend Period pursuant to Section 4.6(b)(ii) over (y) the amount of Net Income allocated to the Preferred Members in respect of the Preferred Interests pursuant to this Section 4.6(a)(ii) for all prior Dividend Periods.

     (iii) Any remaining Net Income shall be allocated, pro rata, to the Adjusted Capital Account of each Common Member.

     (b)  Net  Loss.   The Company's Net Loss for each  Dividend
Period shall be allocated, as of the close of business for such Dividend Period, as follows:

     (i) First, pro rata, to the Adjusted Capital Account of each Common Member until the aggregate balance of their Adjusted Capital Accounts is reduced to zero.

     (ii) Second, pro rata, to the Adjusted Capital Account of each Preferred Member until the aggregate balance of their Adjusted Capital Accounts is reduced to zero.

     (iii) Any remaining Net Loss shall be allocated, pro rata, to the Common Member and borne by the Common Member solely.

     (c) Liquidation Dividends. EEX Capital may make such changes to the allocations in Sections 4.6(a) and 4.6(b) as it deems reasonably necessary so that, immediately prior to the Company's liquidation, the positive balances in the Capital Account of each Preferred Member shall, to the maximum extent possible, equal its Liquidation Dividend.

SECTION 4.7.    SPECIAL ALLOCATIONS.

     (a) Determinations of Net Income/Net Loss. For purposes of determining the Net Income, Net Loss or any other items allocable to any Dividend Period, Net Income, Net Loss and any such other items shall be determined on a daily, monthly, quarterly or other basis, as determined by EEX Capital using any method that is permissible under Section 706 of the Code and the Treasury Regulations promulgated thereunder. Unless otherwise specified, such Net Income, Net Loss or other items shall be determined for each Dividend Period.

     (b) Expenses Allocated to Common Members. All items of loss and deduction in respect of expenses incurred by or on behalf of the Company and paid, pro rata, by the Common Members shall be allocated entirely to the Common Members.

     (c)  Adjustments  for  Treasury Regulations.   The  Members
intend that the allocations under Section 4.6 of this Agreement and this Section 4.7 conform to Treasury Regulations Sections 1.704-1(b) and 1.704-2 (including, without limitation and to the extent applicable, the minimum gain chargeback, chargeback of partner nonrecourse debt minimum gain, qualified income offset and partner nonrecourse debt provisions of such Treasury Regulations), and EEX Capital shall make such allocations under this Section 4.7, or such changes in the allocations under
Section 4.6 of this Agreement, as it believes are reasonably necessary to meet all applicable requirements of such Treasury Regulations.

SECTION 4.8.    ALLOCATIONS FOR INCOME TAX PURPOSES.

          The income, gains, losses, deductions and credits of the Company shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss are allocated under Section 4.6 of this Agreement or as such items are otherwise allocated under Section 4.7 of this Agreement; provided, however, that solely for federal, state and local income and franchise tax purposes, but not for book or Adjusted Capital Account purposes, income, gain, loss and deductions with respect to any property properly carried on the Company's books at a value other than the tax basis of such property shall be allocated in a manner determined in EEX Capital's discretion, so as to take into account (consistently with the principles of
Section 704(c) of the Code) the difference between such property's book value and its tax basis.

SECTION 4.9.    INTERESTS AS PERSONAL PROPERTY.

          Each Member hereby agrees that its Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

SECTION 4.10.    COLLECTION ACCOUNT.

     (a)  Establishment   of  Account.   EEX   Capital   hereby
establishes the Collection Account. The Collection Account shall be a general account of the Company, maintained with the Fiscal Agent, and designated the "MIStS Issuer Collection Account."

     (b) Deposits and Applications. All monies, including, all interest on past due amounts, paid by EEX Capital on account of the EEX Capital Subordinated Note (or by EEX on account of the Guaranty Agreement) shall be deposited into the Collection Account as and when received by the Company. EEX Capital shall, on each Dividend Payment Date and on each other date on which a redemption has been elected, apply all amounts in the Collection Account to the payment of all amounts then due and payable under
Section 9.1(c) and (d) of this Agreement, or if a date on which a redemption is to occur, apply all amounts in the Collection Account to the payment of all amounts due and payable under
Section 9.4 of this Agreement.

                            ARTICLE V.
                             MEMBERS

SECTION 5.1.    POWERS OF MEMBERS.

          The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.

SECTION 5.2.    RESIGNATION; EXPULSION.

          No Common Member shall have any right to resign from the Company; provided however that a Common Member shall have the power to withdraw or resign at any time in violation of this Agreement. If a Common Member exercises such power in violation of this Agreement, (a) such Common Member shall be liable to the Company and the Preferred Members for all monetary damages suffered by them as a result of such resignation; and (b) such Common Member shall not have any rights under Section 18-604 of the Delaware Act. Any Preferred Member may resign from the Company prior to the liquidation, dissolution and winding up of the Company only upon the assignment of its Interest (including any redemption, repurchase, exchange or other acquisition by the Company of such Interest) in accordance with the provisions of this Agreement. A resigning Member shall not be entitled to receive any Distribution and shall not be entitled to receive fair value of its Interest except as otherwise expressly provided in this Agreement. No Member may be expelled as a Member.

                           ARTICLE VI.
                           MANAGEMENT

SECTION 6.1.    MANAGEMENT OF THE COMPANY.

          Except as otherwise provided herein, the business and affairs of the Company shall be managed, and all actions required under this Agreement shall be determined, solely and exclusively by EEX Capital, which shall have all rights and powers on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company. Without limiting the generality of the foregoing, EEX Capital, in its capacity as the Common Member and not by virtue of any delegation of management power from any Member, shall have, subject to the limitations set forth in Section 3.1 and Section 8.1 of this Agreement, the power on behalf of the Company to:

     (a) authorize and engage in transactions and dealings on behalf of the Company, including transactions and dealings with any Preferred Member or any Affiliate of any Member;

     (b)  pay all expenses incurred in forming the Company;

     (c) redeem the MIStS Securities and/or merge the Company with and into EEX Capital;

     (d)  issue the Preferred Interests;

     (e)  amend the EEX Capital Subordinated Note;

     (f)  amend the Guaranty Agreement;

     (g) determine and make Distributions, in cash or otherwise, on Interests, in accordance with the provisions of this Agreement and the Delaware Act;

     (h) establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to allocations, Dividends and voting rights;

     (i) incur and pay all expenses and obligations incident to the operation and management of the Company;

     (j) open accounts and deposit, maintain and withdraw funds in the name of the Company in accordance with the terms and conditions of this Agreement;

     (k) effect a dissolution of the Company and act as liquidating trustee or the Person winding up the Company's affairs, all in accordance with the provisions of this Agreement and the Delaware Act;

     (l) bring and defend on behalf of the Company actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

     (m) prepare and cause to be prepared reports, statements and other relevant information for distribution to Members as may be required or determined to be necessary or desirable by EEX
Capital from time to time;

     (n) prepare and file all necessary returns and statements and pay all taxes, assessments and other impositions applicable to the assets of the Company; and

     (o) execute all other documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary or desirable or incidental to the foregoing.

          EEX Capital is authorized and directed to conduct its affairs and to operate the Company in such a way that the Company will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940, as amended, or taxed as a corporation for federal income tax purposes and so that EEX Capital Subordinated Note will be treated as Indebtedness of EEX Capital (or EEX on a consolidated basis). In this connection, EEX Capital is authorized to take any action not inconsistent with applicable law and this Agreement that EEX Capital determines in its discretion to be necessary or desirable for such purposes.

SECTION 6.2.    RELIANCE BY THIRD PARTIES.

          Persons dealing with the Company are entitled to rely conclusively upon the power and authority of EEX Capital herein set forth.

SECTION 6.3.    NO MANAGEMENT BY PREFERRED MEMBERS.

          Except  as  otherwise  expressly  provided  herein,  no
Preferred Member shall take any part in the day-to-day management, operation or control of the business and affairs of the Company. Each Preferred Member, in its capacity as Preferred Member of the Company, shall not be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

                          ARTICLE VII.
            COMMON SECURITIES AND PREFERRED INTERESTS

SECTION 7.1.    COMMON SECURITIES AND PREFERRED INTERESTS.

     (a) Classes. The Interests in the Company shall be divided into two classes, Common Securities and Preferred Interests.

     (b) Preferred Interests; Designation. A total of 75,000 Cumulative Perpetual Increasing Dividend Preferred Interests with a liquidation preference of $1,000.00, and par value of $1.00, per security are hereby authorized and designated as "Cumulative Perpetual Increasing Dividend Preferred Interests" (collectively, the "Preferred Interests"). The Preferred Interests shall not be subject to the operation of a retirement or sinking fund.

     (c)  Priority   of  Preferred  Interests.   The  Preferred
Interests shall rank senior to the Common Securities in respect of the right to receive Dividends and the right to receive Liquidation Dividends. All Preferred Interests redeemed, purchased or otherwise acquired by the Company shall be canceled and thereupon restored to the status of authorized but unissued Preferred Interests.

     (d) Subscription; Preemptive Rights. No Member shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of Common Securities or Preferred Interests of any series whatsoever, or of securities convertible into any Common Securities or Preferred Interests of any series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

     (e)  Commons Securities Uncertificated.  Except as noted in
Section 2.7, Common Securities shall not be evidenced by any certificate or other written instrument, but shall only be evidenced by this Agreement. Common Securities shall be non-assignable and non-transferable, and may only be issued to and held by EEX Capital.

     (f) Preferred Interests Certificated. Preferred Interests and the notation thereon relating to the certificate of authentication, shall be evidenced by one or more Preferred Certificates, but in such denominations as may be requested by the Preferred Members and with such insertions, omissions, substitutions and variations as may be permitted by or consistent with this Agreement and with such notations, legends and endorsements as may be required by the Securities Act or any governmental authority. The provisions of Exhibit A are part of this Agreement. An authorized officer of EEX Capital, in its capacity as managing member of the Company shall sign each Preferred Certificate as authentication on behalf of the Company. No seal or stamp shall be required in connection with the authentication, but no Preferred Interest shall be valid until its has been so executed.

SECTION 7.2.    PERSONS DEEMED PREFERRED MEMBERS.

          The  Company  may treat the Person in  whose  name  any
Preferred Certificate shall be registered on the books and records of the Company as a Preferred Member and the sole holder of such Preferred Certificate for purposes of receiving Distributions and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claims to or interest in any Preferred Certificate on the part of any other Person, whether or not the Company shall have actual or other notice thereof.

                           ARTICLE VIII.
                       VOTING AND MEETINGS

SECTION 8.1.    VOTING RIGHTS OF PREFERRED MEMBERS.

     (a) No Rights Generally. Except as shall be otherwise provided herein and except as otherwise required by the Delaware Act, the Preferred Members shall have, with respect to the Preferred Interests, no right or power to vote on any question or matter or in any proceeding or to be represented at, or to receive notice of, any meeting of Members.

     (b) Rights of Preferred Members. If (i) the Company fails to declare or pay Dividends in full (including any arrearages and Additional Dividends) on the Preferred Interests for any Dividend Period and such failure is not cured within 30 days, (ii) the Company fails to consummate a Change of Control offer within 60 days of the occurrence of a Change of Control (or 90 days, if a consent is required after a Change of Control), (iii) the Company breaches the covenant described in Section 5.6 of the Subscription Agreement, (iv) a Prohibited Issuance occurs, (v) EEX breaches the "Debt to Capital Ratio" covenant described in
Section 9.01 of the EEX Credit Agreement or (vi) an EEX Capital Voting Rights Trigger Event occurs (each of (i) , (ii) , (iii),
(iv), (v) and (vi), a "Voting Rights Trigger Event") then the Preferred Members will be entitled to assume managing control of the Company from the Common Member. For purposes of determining whether the Company has failed to pay Dividends in full for Dividend Periods, Dividends shall be deemed to remain in arrears, notwithstanding any partial payments in respect thereof, until all accumulated and unpaid Dividends (including any Additional Dividends) have been or contemporaneously are declared and paid with respect to all Dividend Periods terminating on or prior to the date of payment of such full cumulative Dividends.

          In furtherance of the foregoing, and without limiting the powers of the Preferred Members and for the avoidance of any doubt concerning the powers of the Preferred Members, the Preferred Members, or any Person acting as agent on behalf of the Preferred Members, may institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Company's creditor rights directly against either EEX or EEX Capital to the same extent as the Company and on behalf of the Company; and the Preferred Members, or their agent, may prosecute such proceeding to judgment or final decree and enforce the same against EEX or EEX Capital and collect, out of the property, wherever situated, of either EEX or EEX Capital, the monies adjudged or decreed to be payable in the manner provided by law. EEX Capital agrees to execute and deliver such documents as may be necessary or appropriate for the Preferred Members, or their agent, to exercise such powers.

          EEX Capital shall not at any time (w) direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Members under the EEX Capital Subordinated Note or the Guaranty Agreement, (x) waive compliance with, or any past default under, the EEX Capital Subordinated Note or the Guaranty Agreement, (y) exercise any right to rescind or annul a declaration that the principal of the EEX Capital Subordinated Note, or any obligation under the Guaranty Agreement, shall be due and payable, and (z) consent to any amendment or modification or forgiveness of debt of the EEX Capital Subordinated Note or the Guaranty Agreement without, in each case, obtaining the prior approval of the Preferred Members holding in excess of 50% of the issued and outstanding shares of the Preferred Interests. EEX Capital shall not revoke any action previously authorized or approved by a vote or the consent of the Preferred Members without the approval of the Preferred Members. EEX Capital shall notify the Preferred Members of any notice of default with respect to either the EEX Capital Subordinated Note or the Guaranty Agreement.

     (c)  Other Rights. If EEX Capital proposes to effect:

     (i) any action that would materially adversely affect the powers, preferences or special rights of the Preferred Members or Preferred Interests, whether by way of amendment of this Agreement or otherwise (including, without limitation, the authorization or issuance of any Interests in the Company),

     (ii) the liquidation, dissolution or winding up of the Company,

     (iii) the commencement of any voluntary bankruptcy, insolvency, reorganization or other similar proceeding involving the Company,

     (iv)  extend the time of payment of any Dividend,

     (v) reduce the Dividend Rate or Liquidation Preference of the Preferred Interests, or

     (vi) alter the Rate Fixing Notice or Merger Notice or redemption price of the Preferred Interests,

then the Preferred Members will be entitled to vote on such resolution or action of EEX Capital (but not any other resolution or action) and such amendment or action shall not be effective except with the approval of the majority of the Liquidation Preference with respect to the issued and outstanding shares of the Preferred Interests. Notwithstanding any provision to the contrary herein, this Section 8.1 may only be amended with the consent of the majority of the Liquidation Preference with respect to the issued and outstanding shares of the Preferred Interests of the Preferred Members.

SECTION 8.2.   VOTING RIGHTS OF COMMON MEMBERS.

          Except as otherwise provided herein and except as otherwise required by the Delaware Act, all voting rights of the Company shall be vested exclusively in the Common Members. The Common Members shall have the right to vote separately as a class on any matter on which the Common Members have the right to vote regardless of the voting rights of any other Member.

SECTION 8.3.   MEETINGS OF THE MEMBERS.

     (a)  Meetings of the Members of any class or series  or  of all  classes  of  Interests may be called  at  any  time  by  EEX
Capital.   Except to the extent otherwise provided, the following
provisions shall apply to meetings of Members.

     (b)  Members may vote in person or by proxy at such meeting.
Whenever a vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members or by written consent.

     (c) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to vote, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact and shall be revocable at the pleasure of the Member executing it at any time before it is voted.

     (d)  Each  meeting  of  Members shall be conducted  by  EEX
Capital or by such other Person that EEX Capital may designate.

     (e) Any required approval of the Preferred Members may be given at a separate meeting convened for such purpose or at a meeting of Members of the Company or pursuant to written consents. EEX Capital will cause a notice of any meeting at which the Preferred Members are entitled to vote, or of any matter upon which action by written consent of the Preferred Members is to be taken, to be mailed to the Preferred Members 30 days prior to such meeting. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which the Preferred Members are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     (f) Subject to Section 8.3(e), EEX Capital, in its sole discretion, shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.

                            ARTICLE IX.
                    DIVIDENDS AND REDEMPTION

SECTION 9.1.    DIVIDENDS.

     (a) Generally. Dividends on the Preferred Interests shall be declared by EEX Capital for each Dividend Period on the Record Date for such Dividend Period in accordance with Sections 9.1(c) and (d), to the extent that EEX Capital reasonably anticipates that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has, in the Collection Account (i) funds legally available for the payment of such Dividends and (ii) cash on hand sufficient to make such payments. The Common Members may receive Dividends under this Agreement as provided in Section 9.3 and in accordance with the provisions of the Delaware Act out of funds of the Company legally available therefor.

     (b) Limitations on Preferred Dividends. A Preferred Member shall not be entitled to receive any Dividend, irrespective of whether such Dividend has been declared by EEX Capital, prior to the applicable Dividend Payment Date and until such time as the Company has received the interest payment on the EEX Capital Subordinated Note for the interest payment date corresponding to such Divided Payment Date and such monies are available for Distribution to the Preferred Members pursuant to the terms of this Agreement and the Delaware Act; and notwithstanding any provision of Section 18-606 of the Delaware Act to the contrary, until such time, no Preferred Member shall have the status of a creditor of the Company or the remedies available to a creditor of the Company.

     (c) Preferred Dividends. Subject to Section 9.1(d), the Preferred Members shall be entitled to receive cumulative cash Dividends for each Dividend Period equal to the sum of (a) Union Bank of Switzerland's three-month London interbank offered rate, reset quarterly, plus (b) a spread equal to (i) 300 basis points for the period from the Closing Date to but excluding December 31, 1997, (ii) 400 basis points for the period from December 31, 1997, to but excluding March 31, 1998, (iii) 500 basis points for the period from March 31, 1998, to but excluding June 30, 1998,
(iv) 600 basis points for the period from June 30, 1998, to but excluding September 30, 1998, and (v) 700 basis points at all times from and after September 30, 1998, provided, however, that upon the occurrence and during the continuance of an Event of Default, the spread otherwise applicable under this clause (c) shall increase by 100 basis points. Dividends shall be payable quarterly in arrears on the last day of each Dividend Period of each year, commencing on the initial Dividend Payment Date of December 31, 1997 to the Holder of record as of the tenth (10th) Business Day preceding (each, a "Record Date"). Dividends shall accrue and be cumulative whether or not they have been earned or declared and whether or not there are funds of the Company legally available for the payment of Dividends. Dividends on the Preferred Interests must be declared for each Dividend Period and be paid on each Dividend Payment Date to the extent that the Company has, in the Collection Account, on such date, (x) funds legally available for the payment of such Dividends and (y) cash on hand sufficient to make such payments, it being understood that to the extent that funds are not available to pay in full all accumulated and unpaid Dividends, the Company may pay partial Dividends to the extent of funds legally available therefor. Dividends payable on the Preferred Interests will be computed on the basis of a 360-day year of and actual days elapsed occurring in the period with respect to which such Dividends are payable.

     (d) At any time after September 30, 1998, UBS may elect to deliver a written notice (a "Rate Fixing Notice") fixing the dividend rate, terms and conditions on the Preferred Interests at the rate, terms or conditions which UBS in good faith determines in its sole discretion would be necessary to effect a sale of the Preferred Interests at par, whereupon the dividend rate on all of the Preferred Interests shall become a fixed rate per annum; provided, however, that (i) such security shall be of a perpetual nature and (ii) upon the occurrence and during the continuance of an Event of Default, the dividend rate specified in the Rate Fixing Notice shall increase by 100 basis points

     (e) Additional Dividends. The Company shall also declare and pay, from time to time, upon demand of any Preferred Member, additional amounts (but without duplication of any amounts included in the calculation of Dividends) as follows:

     (i) all out-of-pocket costs and expenses reasonably incurred by such Preferred Member in connection with the preparation, negotiation, execution, delivery, performance and administration of this Agreement and the other Transaction Documents, including, but not limited to, the following: (A) fees and expenses of such Preferred Member, including, without limitation, reasonable attorneys' fees and expenses; (B) all other amounts, including, without limitation, fees, indemnities, expenses, compensation in respect of increased costs, capital adequacy or breakage of any kind or description payable under the Transaction Documents; (C) out-of-pocket costs and expenses incurred by such Preferred Member, after the date of this Agreement (including, without limitation, reasonable attorneys' fees and expenses and other expenses and disbursements reasonably incurred) associated with (x) negotiating and entering into, or the giving or withholding of, any future amendments, supplements, waivers or consents with respect to this Agreement; (y) any termination of this Agreement; and (z) any Event of Default and the enforcement of the rights or remedies of the Preferred Members under this Agreement and the other Transaction Documents; and

     (ii)  all   other  out-of-pocket  amounts  that   such
Preferred Member pays under the Transaction Documents other than interest, principal, and amounts described in the first sentence of this Section 9.1(e) and clause (i) above.

All amounts due pursuant to this Section 9.1(e) shall be "Additional Dividends."

SECTION 9.2.    LIMITATIONS ON DISTRIBUTIONS.

          Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution (including a Dividend) to any Member on account of its Interest if such Distribution would violate Section 18-607 of the Delaware Act or other applicable law.

SECTION 9.3.    COMMON DISTRIBUTIONS.

          EEX Capital may, from time to time, declare and pay Dividends with respect to the common Interests of each Common Member to the extent such Common Member's Adjusted Capital Account exceeds the sum of such Common Member's initial capital contribution specified in Section 4.1 plus the amount of any additional contributions made by such Common Member pursuant to
Section 4.2; and after all of the issued and outstanding Preferred Interests have been redeemed in full at the Liquidation Preference and all accrued Dividends (including Additional Dividends) have been paid in full, the Company may redeem in full all common Interests.

SECTION 9.4.   REDEMPTION AND EXCHANGE.

     (a) Optional Redemption. The Preferred Interests shall be redeemable on any Dividend Payment Date at the option of the
Company,  in whole or in part from time to time, subject  to  ten
(10) Business Day's prior written notice, (i) in whole or (ii) ratably between the Preferred Stock and the Preferred Interests in part (but not in increments of less than $25.0 million in the aggregate for both types of Preferred Securities), in either case at the Redemption Price for the shares being so redeemed. The Company may not redeem the Preferred Interests in part unless all accumulated and unpaid Dividends (whether or not earned or declared), including any Additional Dividends, have been paid in full on all Preferred Interests for all Dividend Periods terminating on or prior to the date of redemption. EEX Capital shall have the right to cause the Company to exercise such redemption option.

     (b)  Other  Redemption  Events.   At  any  time  after  the
occurrence of a Tax Event, the Company may, or at any time after the occurrence of an Investment Company Event, the Company shall, within 30 days following the occurrence of such Investment Company Event, redeem, in whole but not in part, the Preferred Interests at the Redemption Price for all issued and outstanding shares. In addition, in the event the Asset Coverage Ratio, as of any time, fails to be at least 1.0 to 1.0, the Company shall redeem, at the Redemption Price, a sufficient number of shares of the Preferred Interests to restore the Asset Coverage Ratio to at least 1.0 to 1.0.

     (c)  Change of Control.

     (i) Upon the occurrence of a Change of Control, each Preferred Member shall have the right to require the Company to repurchase all or any part of such Member's shares of Preferred Interests (a "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus (i) accrued and unpaid dividends, if any, thereon to the date of purchase and (ii) any Additional Costs (together, the "Change of Control Payment").

     (ii) The Change of Control Offer shall include all instructions and materials to enable Members to tender their shares of Preferred Interests.

     (iii) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Preferred Interests as a result of a Change of Control.

     (iv) Within 30 days following any Change of Control, the Company shall mail or deliver by facsimile transmission a notice (the "Notice of Change Control") to each Holder stating:

               (A) that the Change of Control Offer is being made pursuant to this Section 9.4(c) and that all shares of Preferred Interests tendered will be accepted for payment;

               (B) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control
Payment Date");

               (C) that any share of Preferred Interests not tendered will continue to accrue dividends;

               (D) that, unless the Company fails to pay the Change of Control Payment, all shares of Preferred Interests accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

               (E) that Members electing to have any shares of Preferred Interests purchased pursuant to a Change of Control Offer will be required to surrender the shares of Preferred Interests, with the form entitled "Option of Holder to Elect Purchase" which shall be included with the Notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

               (F)   that  Members will be entitled  to  withdraw
their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the name of shares of Preferred Interests delivered for purchase, and a statement that Member is withdrawing his election to have such shares purchased; and

               (G) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

     (v) On the Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept for payment all shares of Preferred Interests properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Preferred Interests so tendered and (iii) deliver or cause to be delivered to the Paying Agent shares of Preferred Interests so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Preferred
Interests or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each holder of Preferred Interests so tendered the Change of Control Payment for such Preferred Interests and the Paying Agent will promptly authenticate and mail (or cause to be transferred by book-entry) to each Member a new certificate representing the shares of Preferred Interests equal in Liquidation Preference amount to any unpurchased portion of the shares of Preferred Interests surrendered, if any. The Company shall announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     (vi)  Prior  to complying with the provisions  of  this
Section 9.4(c), but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness, in each case to the extent required to permit the repurchase of Preferred Interests required by this Section 9.4(c).

     (vii) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this
Section 9.4(c) applicable to a Change of Control Offer made by the Company and purchases all shares of Preferred Interests validly tendered and not withdrawn under such Change of Control Offer.

     (d)  Redemption Procedures.

     (i)  Notice   of  any  redemption  of  the  Preferred
Interests (a "Notice of Redemption") shall be irrevocable and shall be given by the Company by facsimile transmission to be followed by U.S. mail not fewer than ten (10) Business Days nor more than 30 calendar days prior to the date fixed for redemption thereof to EEX Capital and the Preferred Members. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this Section 9.4(d)(i), a Notice of Redemption shall be deemed to be given on the day such notice is first transmitted by facsimile (with receipt confirmed orally) with a copy mailed by first-class U.S. mail, postage prepaid, to the Preferred Members. A Notice of Redemption shall be transmitted and addressed to the Preferred Members at the facsimile number and address appearing in the books and records of the Company.

     (ii)  If  the  Company issues a Notice  of  Redemption,
then,  by  12:00  noon,  New York time, on  the  date  fixed  for
redemption  of  shares,  EEX  Capital  will  deposit   into   the
Collection Account an amount representing that portion of principal on the EEX Capital Subordinated Note, which, together with accrued and unpaid interest thereon, will be an amount sufficient to pay the Redemption Price for the Preferred Interests to be redeemed. The Company shall immediately and irrevocably deposit such funds on the date fixed for redemption into the Collection Account and such funds shall be paid to the Preferred Members before 1:00 p.m. New York time on such date. If a Notice of Redemption shall have been given and funds irrevocably deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the Preferred Members with respect to the Preferred Interests so called for redemption will cease except the right of the Preferred Members to receive the Redemption Price. In the event that any date fixed for redemption of the Preferred Interests is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (with any interest or other payment in respect of any such delay), except that if such Business Day falls in the next calendar month, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price is improperly withheld or refused and not paid either by the Company or by EEX Capital or EEX (pursuant to the Guaranty Agreement), Dividends on the Preferred Interests called for redemption (including any Additional Dividends) will continue to accumulate at the then applicable rate, from the original redemption date to the date that the Redemption Price is actually paid and the Preferred Members may exercise all of their rights under this Agreement. Any partial redemption under Section 9.4(b) shall be allocated pro rata among the Preferred Members in accordance with the percentage equal to the number of shares of Preferred Interests held by such Preferred Member over the total number of issued and outstanding shares of Preferred Interests.

                            ARTICLE X.
                        BOOKS AND RECORDS

SECTION 10.01. BOOKS AND RECORDS; ACCOUNTING; ACCESS TO
               RECORDS

          EEX Capital shall keep or cause to be kept at the address of EEX Capital (or at such other place as EEX Capital shall determine) true and full books and records regarding the status of the business and financial condition of the Company, together with a certified copy of this Agreement and of the Certificate of Formation. In addition to the other rights specifically set forth in this Agreement, the Preferred Member and/or its duly authorized representative is entitled to access any and all documents relating to the business of the Company during normal business hours and any and all such documents shall be furnished to the Preferred Member or its duly authorized representative promptly upon demand.

SECTION 10.2.    FISCAL YEAR.

          The fiscal year of the Company for federal income tax and accounting purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year.

                           ARTICLE XI.
                           TAX MATTERS

SECTION 11.1.    COMPANY TAX RETURNS.

     (a) EEX Capital shall cause to be prepared and timely filed all tax returns required to be filed for the Company. EEX Capital may, in its discretion, make or refrain from making any federal, state or local income or other tax elections for the Company that it deems necessary or advisable, including, without limitation, any election under Section 754 of the Code or any successor provision.

     (b) EEX Capital is hereby designated as the Company's "Tax Matters Partner" under Code Section 6231(a)(7) and shall have all the powers and responsibilities of such position as provided in the Code. EEX Capital is specifically directed and authorized to take whatever steps EEX Capital, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the regulations issued under the Code. Expenses incurred by the Tax Matters Partner, in its capacity as such, will be borne by EEX Capital.

SECTION 11.2.   TAX REPORTS.

          EEX Capital shall, as promptly as practicable and in any event within 120 days after the end of each fiscal year, cause to be prepared and mailed to the Common Members and the Preferred Members, federal income tax form K-1 and any other forms which are necessary or advisable.

SECTION 11.3.   TAXATION AS PARTNERSHIP.

          The Members recognize that the Company will be treated as a partnership for U.S. federal income tax purposes, and EEX Capital shall operate the Company in such a manner as will preserve its treatment as a partnership for U.S. federal income tax purposes.

                           ARTICLE XII.
                            EXPENSES

SECTION 12.1.    EXPENSES.

          Except as otherwise provided in this Agreement, EEX Capital shall be responsible for, and shall pay, all expenses and obligations of the Company out of funds of EEX Capital, whether such expenses or obligations are those of the Company or are otherwise incurred by EEX Capital in connection with this Agreement, including, without limitation:

     (a) all costs and expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Members of checks, financial reports, tax returns and notices required pursuant to this Agreement and the holding of any meetings of the Members;

     (b) all expenses incurred in connection with any litigation involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith (other than expenses incurred by EEX Capital in connection with any litigation brought by or on behalf of any Member against EEX Capital);

     (c) all expenses for indemnity or contribution payable by the Company to any Person;

     (d) all expenses incurred in connection with the collection of amounts due to the Company from any Person;

     (e)  all   expenses  incurred  in  connection   with   the
preparation of amendments to this Agreement; and

     (f)  all   expenses  incurred  in  connection   with   the
liquidation, dissolution or winding-up of the Company.

                            ARTICLE XIII.
           LIABILITY, EXCULPATION AND INDEMNIFICATION

SECTION 13.1.   LIABILITY OF COMMON MEMBERS.

          Each Common Member, by acquiring its Interest and being admitted to the Company as a Common Member, shall be liable to the creditors of the Company (other than to any Preferred Member, in its capacity as a Member) (hereinafter referred to individually as a "Third-Party Creditor," and collectively as the "Third-Party Creditors") to the same extent that a general partner of a limited partnership formed under the LP Act is liable under Section 17-403(b) of the LP Act to creditors of the limited partnership (other than the other partners in their capacity as partners), as if the Company were a limited partnership formed under the LP Act and each Common Member was general partner of the limited partnership. In furtherance but not in limitation of the generality of the foregoing, each Common Member is liable for any and all debts, obligations and other liabilities of the Company, whether arising under contract or by tort, statute, operation of law or otherwise, all of which shall be enforceable directly and absolutely against each Common Member by each Third-Party Creditor.

SECTION 13.2.    LIABILITY OF PREFERRED MEMBERS.

     (a) Except as otherwise provided by the Delaware Act, (i) the debts, obligations and liabilities of the Company, whether arising by contract, tort, statute, operation of law or otherwise, shall be solely the debts, obligations and liabilities of the Company and, to the extent set forth in Section 13.1 of this Agreement, the Common Members and (ii) no Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Indemnified Party or a Preferred Member of the Company.

     (b) Each Preferred Member, in its capacity as such, shall have no liability in excess of (i) the amount of its capital contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) any amounts required to be paid by the Preferred Members for the Preferred Interests held by it and
(iv) the amount of any Distributions wrongfully distributed to it.

SECTION 13.3.  EXCULPATION.

     (a) No Indemnified Party shall be liable to the Company or any other Indemnified Party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party's gross negligence, bad faith, recklessness or willful misconduct.

     (b) An Indemnified Party shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Party reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount from which distributions to Members might properly be paid.

SECTION 13.4.   FIDUCIARY DUTY.

     (a) To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Party, an Indemnified Party acting under this Agreement shall not be liable to the Company or to any other Indemnified Party for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party.

     (b)  Unless  otherwise  expressly  provided  herein,   (i)
whenever a conflict of interest exists or arises between Indemnified Parties, or (ii) whenever this Agreement or any other agreement contemplated herein provides that an Indemnified Party shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Indemnified Party shall resolve such conflict of interest taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Indemnified Party, the resolution, action or term so made, taken or provided by the Indemnified Party shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Indemnified Party at law or in equity or otherwise.

     (c) Whenever in this Agreement an Indemnified Party is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Indemnified Party shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Party, or (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

SECTION 13.5.   INDEMNIFICATION.

          To the fullest extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Party by this Agreement except that no Indemnified Person shall be entitled to be indemnified in respect of any loss damage or claim incurred by such Indemnified Person by reason of gross negligence, bad faith, recklessness or willful misconduct with respect to such acts or omissions.

SECTION 13.6.   EXPENSES.

          To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Party in defending any claim, demand action, suit or proceeding shall, from time to time, be advanced by EEX Capital (which shall be deemed to be a capital contribution) prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company (or EEX Capital) of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as authorized in Section 13.5 hereof.

SECTION 13.7.   OUTSIDE BUSINESS.

          Any Member or its Affiliate may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or its Affiliate shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of character that, if presented to the Company, could be taken by the Company, and any Member or its Affiliate shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

                            ARTICLE XIV.
            DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 14.1.    DISSOLUTION.

          The Company shall be dissolved upon the first to occur of the following: (i) the bankruptcy of the Company, (ii) the written consent of all of the Members, (iii) any time there are no Members, and (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

          With  the  exception of the events set  forth  in  this
Section 14.1, the Company shall not be dissolved by any other event or vote set forth in Section 18-801 of the Delaware Act.

SECTION 14.2.   NOTICE OF DISSOLUTION.

          Upon the dissolution of the Company, EEX Capital shall promptly notify the Members of such dissolution.

SECTION 14.3.   LIQUIDATION.

          Upon dissolution of the Company, EEX Capital, as liquidating trustee, shall immediately commence to wind-up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be distributed, as realized, in the manner provided in Section 18-804 of the Delaware Act, subject to Section 14.4 of this Agreement.

SECTION  14.4.      CERTAIN RESTRICTIONS ON LIQUIDATION PAYMENTS.

          In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Preferred Members will be entitled to receive out of the assets of the Company legally available for Distribution to Members, after satisfaction of liabilities to creditors, including contingent, conditional or unmatured claims or obligations, as required by the Delaware Act but before any Distribution of assets is made to any Common Member, for each and every Preferred Interests then issued and outstanding, an amount equal to the Liquidation Preference, plus all accumulated and unpaid Dividends (whether or not earned or declared), including any Additional Dividends, to the date of payment.

SECTION  14.5.  TERMINATION.

          Upon dissolution and completion of the winding-up process, the Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article XIV, and the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

                           ARTICLE XV.
                          MISCELLANEOUS

SECTION 15.1.    AMENDMENTS.

          Except as otherwise provided in this Agreement, this Agreement may be amended by, and only by, a written instrument executed by all of the Common Members and a majority of the Preferred Members.

SECTION 15.2.   SUCCESSORS; COUNTERPARTS.

          This Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. No Person other than the Members and their respective legal successors or assigns, or their nominees or representatives, shall obtain any rights by virtue of this Agreement.

SECTION 15.3.   GOVERNING LAW; SEVERABILITY.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the Distributions and allocations of the Company or to any fee payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the Distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

SECTION 15.4.   FILINGS.

          Following the execution and delivery of this Agreement, EEX Capital shall promptly prepare any documents required to be filed and recorded under the Delaware Act, and EEX Capital shall promptly cause each such document to be filed and recorded in accordance with the Delaware Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. EEX Capital shall also promptly cause to be filed, recorded and published such statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

SECTION 15.5.   POWER OF ATTORNEY.

          Each Preferred Member does hereby constitute and appoint EEX Capital as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (a) any amendment of the Certificate of Formation required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, and (b) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision of agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Company or to dissolve the Company or for any other purpose expressly provided in this Agreement.

          The power of attorney granted hereby is coupled with an interest and shall (a) survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy of any Preferred Member and (b) extend to such Preferred Member's legal successors and assigns.

SECTION 15.6.   ADDITIONAL DOCUMENTS.

          Each Preferred Member, upon the request, and at the expense, of EEX Capital, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

SECTION 15.7.   NOTICES.

          All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied to be followed by a copy mailed by registered or certified mail, as follows:

     (i) If given to the Company, in care of EEX Capital at the Company's mailing address set forth below:

                         EEX Capital L.L.C.
                         c/o Enserch Exploration, Inc.
                         2500 City West Boulevard
                         Suite 1400
                         Houston, Texas  77042
                         Facsimile No.:  (281) 271-3416
                         Attention:  Joseph T. Leary

     (ii) If given to any Member, at the address set forth on the registration books maintained by or on behalf of the Company.

Each such notice, request or other communication shall be effective (a) if given by telecopier, when transmitted to the number specified in such registration books and the appropriate confirmation is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in such registration books.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                              EEX Capital Inc.


                              By:/s/ Joseph T. Leary
                                 -------------------------------
                                 Name:  Joseph T. Leary
                                 Title: Vice President,
                                        Finance and Treasurer


                              MIStS Issuer LLC


                              By:/s/ Joseph T. Leary
                                 --------------------------------
                                 Name:  Joseph T. Leary
                                 Title:


                              EEX Capital Inc.,
                              As Common Member


                              By:/s/ Joseph T. Leary
                                 --------------------------------
                                 Name:  Joseph T. Leary
                                 Title: Vice President,
                                        Finance and Treasurer


                              UBS Securities LLC


                              By:/s/ James A. Ajello
                                 ---------------------------------
                                 Name:   James A. Ajello
                                 Title:  Managing Director


                              By:/s/ Jeffrey M. Donahue
                                 ---------------------------------
                                 Name:   Jeffrey M. Donahue
                                 Title:  Director

          CONSENTING to this Agreement and as evidence of the redemption and payment in full of the MIStS Securities.


                              MIStS Issuer Trust I

                              By:  Wilmington Trust Company, not
                              in its individual capacity, but
                              solely as trustee of the MIStS
                              Issuer Trust I


                              By:________________________________
                                 Name:
                                 Title:

                                                        Exhibit A
                            [Form of]
         Certificate Evidencing the MIStS Issuer L.L.C.
   Cumulative Perpetual Increasing Dividend Preferred Interest


Liquidation Preference:                     $1,000.00 per share
_________ Shares                            Certificate No. _____

          THIS  CERTIFIES THAT _________________________________,
is the registered holder of ______ shares of fully paid and non-assessable shares of the Cumulative Perpetual Increasing Dividend Preferred Interest $1.00 par value per share, transferable on the books of MIStS Issuer L.L.C. (the "Company") by the holder hereof, in person or by a duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer for the Preferred Interests represented by this Certificate.

          IN   WITNESS  WHEREOF,  EEX  Capital  has  caused  this
Certificate to be signed by its duly authorized officers, this ______ day of _______________, 199__.

                              MIStS Issuer L.L.C.

                              By:________________________________
                                 Name:
                                 Title:
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                    [Reverse of Certificate]

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NEITHER BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS NOR BE OFFERED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON OR ENTITY PRINCIPALLY ENGAGED, DIRECTLY OR INDIRECTLY, IN THE OIL AND GAS EXPLORATION INDUSTRY OTHER THAN THE COMPANY OR ANY OF ITS AFFILIATES. WITHOUT SUCH REGISTRATION, THE COMPANY WILL NOT TRANSFER SUCH SECURITIES EXCEPT UPON RECEIPT OF A REPRESENTATION FROM THE HOLDER AND/OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

          THE COMPANY IS AUTHORIZED TO ISSUE SHARES OF BOTH COMMON AND PREFERRED INTERESTS. A FULL STATEMENT OF ALL OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF BOTH CLASS AND ANY SERIES THEREOF TO THE EXTENT THAT THEY HAVE BEEN FIXED AND DETERMINED AND THE AUTHORITY OF THE COMMON MEMBERS OF THE COMPANY TO FIX AND DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES IS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY ON FILE IN THE OFFICE OF EEX CAPITAL. THE COMPANY WILL
FURNISH A COPY OF SUCH STATEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

          FOR   VALUE   RECEIVED,   _____________________________
hereby    assigned,   conveys,   sells   and    transfers    unto
_________________________________________________________________

(Please print or typewrite            (Please insert Social
name and address of                   Security or other
Assignee)                             identifying number of
                                      Assignee)

          _______________________________ shares of a  Cumulative
Perpetual Increasing Dividend Preferred Interest evidenced by this Certificate and does hereby irrevocably constitute and appoint ____________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of MIStS Issuer L.L.C.

Date:__________________

     NOTE:   The  signature to any endorsement  hereon  must
     correspond  with the name as written upon the  face  of
     this   Certificate   in   every   particular,   without
     alteration, enlargement or change.

In presence of:





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                                                       Schedule 1
                   List of Operative Documents

     1.   Limited Liability Company Agreement for Issuer.
     2. Certificate No. 2 of MIStS Issuer Preferred Interests in name of Placement Agent.
     3. EEX Capital Subordinated Note issued by EEX Capital to the order of Issuer.
     4. Guaranty Agreement executed by EEX in favor of Issuer guarantying payment of EEX Capital Subordinated Note.


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                        Table of Contents




ARTICLE I. DEFINED TERMS                                       2
 SECTION 1.1. DEFINITIONS.                                     2
 SECTION 1.2. HEADINGS.                                       11

ARTICLE II. CONTINUATION AND TERM; ADMISSION OF MEMBERS       11
 SECTION 2.1. HISTORY AND CONTINUATION.                       11
 SECTION 2.2. NAME.                                           12
 SECTION 2.3. TERM.                                           13
 SECTION 2.4. REGISTERED AGENT AND OFFICE.                    13
 SECTION 2.5. PRINCIPAL PLACE OF BUSINESS.                    13
 SECTION 2.6. QUALIFICATION IN OTHER JURISDICTIONS.           13
 SECTION 2.7. ASSIGNMENT OF COMMON SECURITIES.                13
 SECTION 2.8. ASSIGNMENT OF PREFERRED INTERESTS.              13
 SECTION 2.9. MERGER, CONSOLIDATION, ETC. OF THE COMPANY.     13

ARTICLE III. PURPOSE AND POWERS OF THE COMPANY                14
 SECTION 3.1. PURPOSE AND POWERS.                             14

ARTICLE IV. CAPITAL CONTRIBUTIONS AND ALLOCATIONS             15
 SECTION 4.1. AMOUNT AND FORM OF INITIAL CONTRIBUTION.        15
 SECTION 4.2. ADDITIONAL CONTRIBUTIONS BY THE COMMON MEMBERS. 15
 SECTION 4.3. ADDITIONAL CONTRIBUTIONS BY PREFERRED MEMBERS.  16
 SECTION 4.4. INVESTMENT OF CAPITAL CONTRIBUTIONS.            16
 SECTION 4.5. CAPITAL ACCOUNTS.                               16
 SECTION 4.6. GENERAL ALLOCATIONS.                            16
 SECTION 4.7. SPECIAL ALLOCATIONS.                            17
 SECTION 4.8. ALLOCATIONS FOR INCOME TAX PURPOSES.            18
 SECTION 4.9. INTERESTS AS PERSONAL PROPERTY.                 18
 SECTION 4.10. COLLECTION ACCOUNT.                            18

ARTICLE V. MEMBERS                                            19
 SECTION 5.1. POWERS OF MEMBERS.                              19
 SECTION 5.2. RESIGNATION; EXPULSION.                         19

ARTICLE VI. MANAGEMENT                                        19
 SECTION 6.1. MANAGEMENT OF THE COMPANY.                      19
 SECTION 6.2. RELIANCE BY THIRD PARTIES.                      21
 SECTION 6.3. NO MANAGEMENT BY PREFERRED MEMBERS.             21

ARTICLE VII. COMMON SECURITIES AND PREFERRED INTERESTS        21
 SECTION 7.1. COMMON SECURITIES AND PREFERRED INTERESTS.      21
 SECTION 7.2. PERSONS DEEMED PREFERRED MEMBERS.               22

ARTICLE VIII. VOTING AND MEETINGS                             22
 SECTION 8.1. VOTING RIGHTS OF PREFERRED MEMBERS.             22
 SECTION 8.2. VOTING RIGHTS OF COMMON MEMBERS.                24
 SECTION 8.3. MEETINGS OF THE MEMBERS.                        24

ARTICLE IX. DIVIDENDS AND REDEMPTION                          25
 SECTION 9.1. DIVIDENDS.                                      25
 SECTION 9.2. LIMITATIONS ON DISTRIBUTIONS.                   27
 SECTION 9.3. COMMON DISTRIBUTIONS.                           27
 SECTION 9.4. REDEMPTION AND EXCHANGE.                        27

ARTICLE X. BOOKS AND RECORDS                                  31
 SECTION 10.1. BOOKS AND RECORDS; ACCOUNTING;
               ACCESS TO RECORDS                              31
 SECTION 10.2. FISCAL YEAR.                                   31

ARTICLE XI. TAX MATTERS                                       31
 SECTION 11.1. COMPANY TAX RETURNS.                           31
 SECTION 11.2. TAX REPORTS.                                   32
 SECTION 11.3. TAXATION AS PARTNERSHIP.                       32

ARTICLE XII. EXPENSES                                         32
 SECTION 12.1. EXPENSES.                                      32

ARTICLE XIII. LIABILITY, EXCULPATION AND INDEMNIFICATION      33
 SECTION 13.1. LIABILITY OF COMMON MEMBERS.                   33
 SECTION 13.2. LIABILITY OF PREFERRED MEMBERS.                33
 SECTION 13.3. EXCULPATION.                                   33
 SECTION 13.4. FIDUCIARY DUTY.                                34
 SECTION 13.5. INDEMNIFICATION.                               34
 SECTION 13.6. EXPENSES.                                      35
 SECTION 13.7. OUTSIDE BUSINESS.                              35

ARTICLE XIV. DISSOLUTION, LIQUIDATION AND TERMINATION         35
 SECTION 14.1. DISSOLUTION.                                   35
 SECTION 14.2. NOTICE OF DISSOLUTION.                         35
 SECTION 14.3. LIQUIDATION.                                   36
 SECTION 14.4. CERTAIN RESTRICTIONS ON LIQUIDATION PAYMENTS.  36
 SECTION 14.5. TERMINATION.                                   36

ARTICLE XV. MISCELLANEOUS                                     36
 SECTION 15.1. AMENDMENTS.                                    36
 SECTION 15.2. SUCCESSORS; COUNTERPARTS.                      36
 SECTION 15.3. GOVERNING LAW; SEVERABILITY.                   37
 SECTION 15.4. FILINGS.                                       37
 SECTION 15.5. POWER OF ATTORNEY.                             37
 SECTION 15.6. ADDITIONAL DOCUMENTS.                          38
 SECTION 15.7. NOTICES.                                       38

Exhibit A - Form of Preferred Security

Schedule 1 - List of Operative Documents